MPTG

455 Wards Corner Road Loveland, Ohio 45140

513-831-6647phone 513-831-5633fax

Consulting Agreement

1. Parties.

This Consulting Agreement (this "Agreement") is made and entered into effective as of January 25, 2001, by and between Masterpiece Technology Group, Inc., a Utah corporation, (the "Company"), whose address is 455 Wards Corner Road, Suite 700, and Earl Crane, a natural person, (the "Consultant"), whose address is 5475 William Henry Harrison Lane, Cincinnati, Ohio 45140.

2. Recitals.

2.1. This Agreement is made with reference to the following facts and circumstances.

(a) The Company wishes to engage the services of the Consultant to advise and consult with the Company on Internet Security, e-commerce and wireless technology matters as set forth in this Agreement.

(b) The Consultant is willing to accept such engagement, on the terms set forth in this Agreement.

2.2. In consideration of the premises, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Consultant agree as follows.

3. Engagement.

3.1. The Company hereby engages the services of the Consultant, as an independent contractor, for a period of one year beginning on the date hereof, and ending one year from and after the date hereof (the "Term"), and the Consultant hereby accepts such engagement, for the purposes set forth in section 3.2. below.

3.2. The scope of the services to be rendered by the Consultant to the Company are and are limited to the following:

(a) The Consultant shall, from time to time as the Company may request, advise and consult with the Company's board of directors and executive officers regarding (i) the Company's Security of their Electronic Medical Records Product, including an evaluation of product structure and how the development of the EMR and the final form of the EMR will fit into today's medically secure environment; (ii) the Company's Audit and Compliance product as it will apply within the newly authorized Federal HIPAA regulations from the Department of Health and Human Services; and (iii) the security of the Company's web development and wireless applications.

(b) The Consultant shall devote such time to this engagement as is reasonably necessary, but the Consultant need not devote his full time or attention to the engagement. The Company recognizes that the Consultant has numerous clients and engagements, and that this engagement is not exclusive.

(c) The services need not be rendered at the Company's offices and may be rendered by telephonic communication; provided, however, that upon the Company's request and reasonable notice, the Consultant will attend meetings of the Company's board of directors and executive officers for the purpose of advising and consulting with them with respect to matters within the scope of this engagement.

(d) Anything in this Agreement to the contrary notwithstanding, the services rendered by the Consultant under this Agreement shall not include any services in connection with the offer or sale of securities and will not directly or indirectly promote or maintain a market for the Company's securities.

4. The Consultant's Fees and Expenses.

4.1. The Company shall pay the Consultant as a fee for his services under this Agreement (the "Consulting Fee") 150,000 shares (the "Shares") of the Company's common stock ("Common Stock"). The Consulting Fee shall be fully earned and non-refundable in consideration of the Consultant's execution of this Agreement.

4.2. Promptly upon the execution of this Agreement, the Company shall cause the Shares to be issued to the Consultant in a transaction that is registered under the Securities Act of 1933, as amended, pursuant to an effective registration statement on form S-8, or other appropriate form. The certificates representing the Shares shall not contain any restrictive legends. In connection with the issuance of the Shares to the Consultant, the Consultant hereby represents and warrants to the Company that the Consultant is an "accredited investor" as defined by paragraph (a) of SEC Rule 501.

4.3. The Company shall issue irrevocable instructions to its transfer agent (the "Irrevocable Transfer Agent Instructions") to issue the certificates representing the Shares in Depository Trust Corporation ("DTC") form, free and clear of any legend, restriction or stop order, and deliver the shares, so registered, to DTC for the Consultant's account. The Company warrants that no instruction other than the Irrevocable Transfer Agent Instructions referred to in this Section 4.3 will be given by the Company to its transfer agent and that the Shares shall otherwise be freely transferable on the books and records of the Company. Nothing in this Section 4.3 shall affect in any way the Consultant's obligations and agreement to comply with all applicable securities laws upon resale of the Shares. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to Consultant by violating the intent and purpose of the transaction contemplated hereby. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Section 4.3 will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Section 4.3, that Consultant shall be entitled, in addition to all other available remedies, to an injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

5. Miscellaneous.

5.1. Relationship. The relationship between the Company and the Consultant created by this Agreement is that of independent contractors. Consultant understands and agrees that (i) Consultant will not be treated as an employee of the Company for federal tax purposes; (ii) Company will not withhold on behalf of Consultant pursuant to this Agreement any sums for income tax, unemployment insurance, social security, or any other withholding pursuant to any law or requirement of any governmental body relating to Consultant; (iii) all of such payments, withholdings, and benefits, if any, are the sole responsibility of Consultant; and (iv) Consultant will indemnify and hold Company harmless from any and all loss or liability arising with respect to such payments, withholdings, and benefits, if any. In the event the Internal Revenue Service or any other governmental agency should question or challenge the independent contractor status of Consultant, the parties agree that Consultant and Company shall have the right to participate in any discussion or negotiation occurring with such agency or agencies, irrespective of who initiates the discussion or negotiations. The services to be rendered by the Consultant pursuant to this Agreement do not include the services or activities of an "investment adviser," as that term is defined by U.S. federal or state laws and, in performing services under this Agreement, the Consultant shall not be deemed to be an investment adviser under such laws.

5.2. Indemnity. The Company hereby agrees to defend, indemnify, and hold the Consultant, and his employees, agents, partners and affiliates harmless from and against any and all claims, damages, judgments, penalties, costs, and expenses (including attorney fees and court costs now or hereafter arising from the enforcement of this clause) arising directly or indirectly from the activities of the Consultant or any of his employees, agents, partners or affiliates under this Agreement, or from the activities of the Company or any of its shareholders, officers, directors, employees, agents, partners or affiliates, whether such claims are asserted by any governmental agency or any other person. This indemnity shall survive termination of this Agreement.

5.3. Advertisement. The Company agrees that the Consultant has the right to place advertisements in financial and other newspapers and journals at his own expense describing his services to the Company.

5.4. Notices. Any notice or other communication required or permitted to be given shall be in writing and shall be mailed by certified mail, return receipt requested (or by the most nearly comparable method if mailed from or to a location outside of the United States), or delivered against receipt to the party to whom it is to be given at the address of such party set forth in the preamble to this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section). Any notice given to any corporate party shall be addressed to the attention of the Corporation Secretary. Any notice of other communication given by certified mail (or by such comparable method) shall be deemed given at the time of certification thereof (or comparable act), except for a notice changing a party's address which will be deemed given at the time of receipt thereof.

5.5. Survival of Obligations. The obligations of the parties under Sections 7.2 of this Agreement shall survive the termination for any reason of this Agreement (whether such termination is by the Company, by the Consultant, upon the expiration of this Agreement or otherwise).

5.6. Entire Agreement, Amendment. This Agreement contains the entire agreement between the Company and the Consultant with respect to the subject matter thereof. Consultant acknowledges that he neither holds any right, warrant or option to acquire securities of the company, nor has the right to any such rights, warrants or options, except pursuant to this Agreement. This Agreement may not be amended, waived, changed, modified or discharged except by an instrument in writing executed by or on behalf of the party against whom any amendment, waiver, change, modification or discharge is sought.

5.7. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio. The courts of the State of Ohio shall have exclusive jurisdiction for any action arising out of or related to this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement, effective as of the date first above written.

The Company:

Masterpiece Technology Group, Inc.

By Newell Crane Date Signed 1/29/2001

Newell D. Crane, B.S., M.B.A., Ph.D.

Chief Executive Officer

By Earl Crane Date Signed 1-29-01

Earl Crane

Consultant